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                                                               EXHIBIT NO. 99.10

                                                 December 29, 1995

MFS Series Trust IV
500 Boylston Street
Boston, MA  02116

     Re: POST-EFFECTIVE AMENDMENT NO. 28 TO REGISTRATION STATEMENT ON FORM N-1A
         (FILE NO. 2-54607) (THE "REGISTRATION STATEMENT") FOR MFS SERIES TRUST IV (THE "TRUST")

Gentlemen:

       I am Vice President and Associate General Counsel of Massachusetts Financial Services Company, which serves as investment adviser to the Trust, and the Assistant Secretary of the Trust. I am admitted to practice law in The Commonwealth of Massachusetts. The Trust was created under a written Declaration of Trust dated September 8, 1975, and executed and delivered in Boston, Massachusetts, as amended and restated January 19, 1995 (the "Declaration of Trust"). The beneficial interest thereunder is represented by transferable shares without par value. The Trustees have the powers set forth in the Declaration of Trust, subject to the terms, provisions and conditions therein provided.

       I am of the opinion that the legal requirements have been complied with in the creation of the Trust, and that said Declaration of Trust is legal and valid.

       Under Article III, Section 3.4 and Article VI, Section 6.4 of the Declaration of Trust, the Trustees are empowered, in their discretion, from time to time to issue shares of the Trust for such amount and type of consideration, at such time or times and on such terms as the Trustees may deem best. Under Article VI, Section 6.1, it is provided that the number of Shares of Beneficial Interest (without par value) ("Shares") authorized to be issued under the Declaration of Trust is unlimited.

       By vote adopted on January 18, 1995, the Trustees of the Trust determined to sell to the public the authorized but unissued shares of beneficial interest of the Trust for cash at a price which will net the Trust (before taxes) not less than the net asset value thereof, as defined in the Trust's By-Laws, determined next after the sale is made or at some later time after such sale.
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MFS Series Trust IV
December 29, 1995
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       The Trust is about to register under the Securities Act of 1933, as amended, 58,684,132 shares of beneficial interest by Post-Effective Amendment No. 28 to the Trust's Registration Statement. W. Thomas London, Treasurer of the Trust, has certified that the Trust received cash consideration for the issuance of each of the Shares of the Trust sold during the Trust's fiscal year ended August 31, 1995, including the 2,721,523,133 Shares which were sold in reliance upon Rule 24f-2 of the General Rules and Regulations under the Investment Company Act of 1940, as amended, at a price which netted the Trust (before taxes) not less than the net asset value per share, as defined in the Trust's Declaration of Trust, determined next after the sale was made.

       I am of the opinion that all necessary Trust action precedent to the issue of the Shares of the Trust, comprising the shares covered by Post-Effective Amendment No. 28 to the Registration Statement has been duly taken, and that all such shares may legally and validly be issued for cash, and when sold will be fully paid and nonassessable by the Trust upon receipt by the Trust or its agent of consideration thereof in accordance with the terms described in the Registration Statement, subject to compliance with the Securities Act of 1933, the Investment Company Act of 1940 and applicable state laws regulating the sale of securities.

       I consent to your filing this opinion with the Securities and Exchange Commission as an exhibit to Post-Effective Amendment No. 28 to the Registration Statement.

                                                 Very truly yours,

                                                 JAMES R. BORDEWICK, JR.
                                                 James R. Bordewick, Jr.

JRB/bjn